Exhibit 1.02
Deckers Outdoors Corporation
Conflict Minerals Report
For the Year Ended December 31, 2013
Part 1.    Due Diligence
Overview
This Conflict Minerals Report (the “Report”) for the year ended December 31, 2013 has been prepared by Deckers Outdoor Corporation (herein referred to as “Deckers,” the “Company,” “we,” “us,” or “our”) pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended. Deckers is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories. The Company’s portfolio of brands includes UGG®, Teva®, Sanuk®, TSUBO®, Ahnu®, MOZO® and HOKA ONE ONE®. We conducted an analysis of our products and found that tin, tantalum, tungsten or gold (“3TG” or the “Conflict Minerals”) are found in very few of our product lines, supplied by just four suppliers. The information supplied to us by these suppliers indicates that none of these four suppliers source their 3TG from the Democratic Republic of the Congo (the “DRC”) or the adjoining countries (collectively, the "Covered Countries").
The design of our due diligence process described below conforms in all material respects with the internationally recognized due diligence framework in the 2nd edition of The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, as further set out in the specific guidance for downstream companies contained in the Supplement on Tin, Tantalum, and Tungsten and the Supplement for Gold (hereinafter collectively “OECD Guidance”).
Due Diligence Process
MANAGEMENT SYSTEMS
We have adopted a Conflict Minerals Policy related to sourcing of 3TG. Upon revision of our Restricted Substances Policy, we will require suppliers to a) notify the Company in advance of shipment of any materials or components containing 3TG; and b) provide origin documentation prior to shipment. The Company will not accept any 3TG that is sourced in the Covered Countries.
Internal Team
We have established a management system to support supply chain due diligence related to 3TG. Our management system includes oversight from departments such as supply chain, legal and compliance, and corporate responsibility. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is coordinated by Deckers’ compliance department.
Control Systems
We do not typically have a direct relationship with 3TG smelters and refiners. We do, however, participate with other major footwear and apparel manufacturers through the American Apparel and Footwear Association (“AAFA”). Through the AAFA we have access to conflict minerals guidance from various industry-wide initiatives to develop conflict-free supply chains such as the National Association of Manufacturers, the Electronics Industry Citizenship Coalition-Global e-Sustainability Initiative’s Conflict Free Sourcing Program, the iTSCi and the Public Private Alliance for Responsible Minerals Trade (“PPA”).
Controls include a company-wide Code of Ethics that outlines expected behaviors for all our employees, a Manufacturing Agreement that outlines expected behaviors and responsibilities for manufacturers, a comprehensive Restricted Substances Policy which will be updated to address conflict minerals, and a Conflict Minerals Policy.
Engagement with Suppliers
We have clearly communicated our expectations with regard to conflict minerals reporting to our suppliers and have engaged each of our suppliers through the soliciting of our questionnaire, as described below.
We have also adopted a Conflict Minerals Policy which is available to our suppliers and the public on our website at www.deckers.com under the Investor Information link. We will incorporate our Conflict Minerals Policy into our revised Restricted Substances Policy to suppliers.
Establish Grievance Mechanism
We have processes to allow employees, suppliers and any other parties to contact us about our conflict minerals and any violations of our Conflict Minerals Policy. We can be contacted at laces@deckers.com.
Maintain Records
We have established a records retention policy and such policy will be updated to ensure that relevant materials are preserved for a minimum of five years.
IDENTIFY AND ASSESS RISK IN THE SUPPLY CHAIN
Survey Responses
We surveyed 100% of our 2013 suppliers of any and all metal components. We received responses from 100% of the suppliers surveyed. All responses were provided using the Deckers' questionnaire, and were declared at the product level. We reviewed the responses against criteria developed by our internal team to determine which required further engagement. The criteria included addressing incomplete responses as well as inconsistencies within the data reported by those suppliers and working directly with them in an effort to secure revised responses. The internal team spent ten months following up on incomplete responses to obtain origin documentation that did not contain inconsistencies.
DESIGN AND IMPLEMENT A STRATEGY TO RESPOND TO RISKS

•	Senior management has been briefed about our due diligence efforts.

•	We have adopted a Conflict Minerals Policy, and will incorporate this into our revised Restricted Substances Policy.

•	We found no instance where it was necessary to implement risk mitigation efforts, temporarily suspend trade or disengage with a supplier.

CARRY OUT INDEPENDENT THIRD PARTY AUDIT OF SUPPLY CHAIN DUE DILIGENCE AT IDENTIFIED POINTS IN THE SUPPLY CHAIN
We do not typically have a direct relationship with 3TG smelters and refiners and therefore do not perform or direct audits or certifications of these entities.
REPORT ON SUPPLY CHAIN DUE DILIGENCE
This Conflict Minerals Report constitutes our annual report on our 3TG due diligence, is available on our website at www.deckers.com under the Investor Information link and is filed with the Securities and Exchange Commission.
STEPS TO MITIGATE RISKS FOR 2014
We intend to take the following steps to improve the due diligence conducted to further mitigate the risk that the 3TG in our products finance or benefit armed groups in the Covered Countries:

•	Continue to require 100% of our material suppliers which supply metal components to provide us with 3TG origin information.

•	Engage with suppliers and direct them to information and training resources to attempt to increase the response rate and improve the timeliness and content of the supplier survey responses.

•
Engage any suppliers found to be providing us with components or materials containing 3TG from sources that support conflict in the Covered Countries to establish an alternative source of 3TG that does not support such conflict.

•
Terminate agreements with suppliers found to be providing us with components or materials containing 3TG from sources that support conflict in the Covered Countries if alternative sources cannot be utilized.

•	Work with relevant trade associations to define and improve best practices and encourage responsible sourcing of 3TG.
Part 2.    Product Description
The products that we manufacture are primarily footwear, apparel, accessories and homegoods. While we have good relationships with all of our suppliers, there are often several tiers of suppliers between the raw materials and the products made by our direct suppliers. For the few suppliers that do use 3TG in their products, we must rely on them to work with their upstream suppliers in order that they may provide us with accurate information about the origin of 3TG in the components we purchase. While we cannot unilaterally amend existing contract terms or flow-down requirements to compel these suppliers to support our due diligence efforts with respect to 3TG content, we have generally found our suppliers to be supportive of our investigative efforts. We are going to add 3TG to our Restricted Substances Policy, and will require all suppliers to a) notify the Company prior to shipment if 3TG are utilized in any materials or supplies provided to Deckers; and b) provide verifiable origin documentation.
In order to determine the origin of any 3TG in our product lines, we focused efforts on all suppliers of metal components. We developed a questionnaire based on the reporting template developed by the

Electronic Industry Citizenship Coalition® (“EICC®”) and The Global e-Sustainability Initiative (“GeSI”), known as the EICC-GeSI Conflict Minerals Reporting Template (the “Template”). This questionnaire required suppliers to certify if 3TG is utilized in any materials or components conveyed to Deckers’ brands and, if so, required them to determine and disclose the origin of the 3TG. The questionnaire was conveyed to all targeted suppliers in June 2013. We then spent the next 10 months following up with suppliers to obtain sufficient documentation from their upstream suppliers to determine origin of 3TG used in their products.
EFFORTS TO DETERMINE LOCATION OR ORIGIN
We have determined that requesting our suppliers to complete the questionnaire and provide adequate origin documentation represents our reasonable best efforts to determine the locations of origin of 3TG in our supply chain.
COUNTRY OF ORIGIN OF 3TG
Of the total suppliers we canvassed, only four confirmed use of 3TG, and each of these four was ultimately able to provide documentation that the origin of the material was outside of the Covered Countries.

Caution Concerning Forward-Looking Statements
Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” and “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

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